                                                                     EXHIBIT 4.3

THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY "***". SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT


     This Amendment to Stock Purchase Agreement, dated as of August 27, 2002 (this "Amendment"), is entered into by and among Liberty Media Corporation, a Delaware corporation ("Liberty"), LDIG OTV, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Liberty ("LDIG OTV" and, together with Liberty, the "Purchasers"), MIH Limited, a corporation incorporated in the British Virgin Islands ("MIHL"), and OTV Holdings Limited, a corporation incorporated in the British Virgin Islands and a wholly owned subsidiary of MIHL (the "Seller" and, together with MIHL, the "Seller Parties"). The term "Parties" shall, for all purposes of this Amendment, be deemed to refer to the parties to this Amendment. Capitalized terms not otherwise defined in this Amendment shall have the respective meanings set forth in the Stock Purchase Agreement (as defined below).

                                    RECITALS

     WHEREAS, the Seller Parties and the Purchasers entered into that certain Stock Purchase Agreement, dated as of May 8, 2002 (the "Stock Purchase Agreement");

     WHEREAS, pursuant to the terms of the Investors' Rights Agreement, the Seller has notified each Investor (as defined in the Investors' Rights Agreement) eligible to participate in the proposed sale of the Subject Shares pursuant to the Stock Purchase Agreement of their right to participate in such transaction by selling to LDIG OTV up to its Maximum Tag-Along Shares (as defined in the Investors' Rights Agreement) on the same terms and conditions as the Seller Parties are selling the Subject Shares pursuant to the Stock Purchase Agreement;


     WHEREAS, each of TWI-OTV Holdings, Inc. (the "TWI Tag-Along Seller"), and America Online, Inc. (the "AOL Tag-Along Seller," and together with the TWI Tag-Along Seller, the "Tag-Along Sellers"), notified the Seller Parties of its intention to participate in the Tag-Along Sale and to sell to LDIG OTV its Maximum Tag-Along Shares in accordance with the terms of the Investors' Rights Agreement;

     WHEREAS, in connection with the performance of their obligations under
Section 5.5 of the Stock Purchase Agreement, the Purchasers and the Seller Parties have delivered to the TWI Tag-Along Seller and the AOL Tag-Along Seller the Proposed Joinder Agreement (as defined below) pursuant to which the TWI Tag-Along Seller and the AOL Tag-Along Seller were offered the opportunity to participate in the Tag-Along Sale (as defined in the Investors' Rights Agreement);

     WHEREAS, the TWI Tag-Along Seller and the AOL Tag-Along Seller have not entered into the Proposed Joinder Agreement;

     WHEREAS, the Seller Parties and the Purchasers believe that the Tag-Along Sellers have failed to exercise their rights to sell their Tag-Along Shares under the Investors

Rights Agreement, but desire to amend certain terms of the Stock Purchase Agreement to, among other things, provide for the rights of the Parties in the event that the Purchasers later agree to buy the Tag-Along Shares, or if the Tag-Along Sellers are otherwise determined to have a right to sell their Tag-Along Shares in the future;

     WHEREAS, as a result of certain matters arising with respect to the delivery of the supplement to the Seller Disclosure Schedule contemplated by
Section 6.4 of the Stock Purchase Agreement, the Seller Parties and certain of their Affiliates and the Purchasers have entered into a separate indemnification agreement dated the date of this Amendment (the "Special Indemnity Agreement"), which indemnification agreement shall not affect the indemnification rights of the Parties set forth in the Stock Purchase Agreement except as specifically provided herein;

     WHEREAS, in addition to the foregoing, the Parties desire to enter into this Amendment in order to amend certain provisions of the Stock Purchase Agreement as provided herein; and

     WHEREAS, the Parent Parties have executed and delivered a letter agreement consenting to the amendments to the Stock Purchase Agreement provided herein and confirming their agreements and obligations set forth in the applicable Undertakings Letters.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

                                   ARTICLE I

                     AMENDMENTS TO STOCK PURCHASE AGREEMENT

     1.1 Amendments to Sections 1.2 and 1.3.

     (a) Section 1.2 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

         "1.2 Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, and subject to Section 5.5, (a) LDIG OTV hereby agrees to purchase at the Closing all, but not less than all, of the Purchased A Shares for a per share purchase price of US $6.05 (appropriately adjusted to reflect the effect of any stock splits, stock dividends or similar events affecting the OpenTV A Ordinary Shares or OpenTV B Ordinary Shares, the "Per Share Price") and (b) Liberty hereby agrees to purchase at the Closing all, but not less than all, of the Purchased B Shares for a per share purchase price equal to the Per Share Price. The aggregate amount payable to the Seller in respect of the Subject Shares shall be U.S. $184,958,264.70

         (the "Purchase Price"). In accordance with Section 1.3(b), the Purchase Price will be paid on the Closing Date in a combination of cash and Liberty Stock consisting of 25% in cash (which amount is equal to U.S. $46,239,566.175) and 75% in shares of Liberty Stock. In the event that the foregoing allocation would result in the issuance of fractional shares of Liberty Stock, the Seller shall receive, in lieu of such fractional shares, an amount in cash equal to such fraction multiplied by the Liberty Stock Price (as defined below), which cash amount will be added to and become part of the cash portion of the Purchase Price. For purposes of this Agreement, each share of Liberty Stock has an Average Market Price of $9.016 (the "Liberty Stock Price")."

     (b) Section 1.3(b) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

         "(b) At the Closing, (i) the Seller shall deliver to LDIG OTV stock certificates representing the Purchased A Shares, duly endorsed in blank or with separate medallion guaranteed notarized stock transfer powers attached thereto and signed in blank, together with all other instruments of transfer necessary or appropriate to effect the transfer of the Purchased A Shares to LDIG OTV, (ii) the Seller shall deliver to Liberty stock certificates representing the Purchased B Shares, duly endorsed in blank or with separate medallion guaranteed notarized stock transfer powers attached thereto and signed in blank, together with all other instruments of transfer necessary or appropriate to effect the transfer of the Purchased B Shares to Liberty, (iii) in exchange therefor, the Purchasers shall deliver or cause to be delivered to the Seller (A) a payment (including cash in lieu of fractional shares) of U.S. $46,239,567.32 (the "Cash Amount"), payable by wire transfer of immediately available funds to an account or accounts at a bank identified by the Seller Parties by written notice to the Purchasers at least two Business Days prior to the Closing Date and (B) one or more certificates representing an aggregate of 15,385,836 shares of Liberty Stock (the "Liberty Consideration Shares"), registered in the name of the Seller, and (iv) the OpenTV share register shall be updated to reflect the transfers described in the foregoing clauses (i) and (ii)."

     1.2 Amendment to Article V. (a) Section 5.7 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

         "5.7 Waiver. The Seller Parties, on behalf of themselves and their Controlled Affiliates, hereby acknowledge and agree that, from and after the Closing, neither the Seller Parties nor any of their Controlled Affiliates shall exercise or seek to exercise any rights under the Investors' Rights Agreement, the Sun Shareholders' Agreement or the Amended and Restated Stockholders Agreement, dated October 23, 1999, among OpenTV, the Seller, Sun Microsystems, Inc., SSI and OpenTV Sub; provided, however, that the foregoing waiver shall not constitute a waiver of any defenses the applicable Seller Party may be entitled to assert with respect to any party to such agreements pursuant to the terms and provisions of such agreements."

     (b) Article V of the Agreement is hereby amended by adding the following at the end thereof:

         "5.20 Form 20-F Cooperation. Each of the Purchasers hereby agrees that, from and after the Closing until the first anniversary of the Closing Date, upon the written request of MIHL or any of its Controlling Affiliates, it shall use its commercially reasonable best efforts to cause OpenTV and its Subsidiaries to provide to MIHL or such Controlling Affiliates information necessary for the preparation of MIHL's or such Controlling Affiliate's annual reports on Form 20-F and other periodic financial reports, as so requested by MIHL or its Controlling Affiliates, including providing to MIHL or such Controlling Affiliate reasonable access during normal business hours to such financial information, properties, books, Contracts, commitments and records of OpenTV and its Subsidiaries as MIHL or such Controlling Affiliate may reasonably request (but subject to the terms of any non-disclosure agreements relating to the requested information); provided, that (a) the Purchasers' obligations hereunder shall be subject to MIHL or such Controlling Affiliate (i) entering into appropriate non-disclosure agreements with OpenTV and the Purchasers and (ii) agreeing to reimburse OpenTV and its Subsidiaries and the Purchasers and their Controlled Affiliates for all fees, costs and expenses (including an allocation of overhead) incurred or paid by such Person in connection with the performance of its obligations hereunder (including the fees, costs and expenses of any special audits or other special reports requested by MIHL or its Controlling Affiliates), provided, that, with respect to the provision to MIHL or its Controlling Affiliates of information or reports which such Person prepares in the ordinary course of its business, MIHL and its Controlling Affiliates shall only be obligated to reimburse OpenTV and its Subsidiaries and the Purchasers and their Controlled Affiliates for the incremental fees, costs and expenses incurred by such Persons in connection with providing such information and reports to MIHL and its Controlling Affiliates, and (b) MIHL, on behalf of itself and its Controlling Affiliates, agrees to reasonably cooperate with OpenTV and the Purchasers to minimize, to the extent practicable, the disruption in the day-to-day activities of OpenTV and its Subsidiaries as a result of a request or provision of information pursuant to this provision."

     1.3 Amendment to Section 8.1. (a) Section 8.1(a)(i) is hereby amended to read in its entirety as follows:

         "(i) all losses, damages, liabilities, deficiencies, obligations, costs and expenses ("Losses") directly or indirectly resulting from or arising out of (A) any representation or warranty of the Seller Parties contained in this Agreement that survives the Closing pursuant to
         Section 9.1 or of the Parent Parties contained in the Undertaking Letters not being true and correct when made or deemed made, (B)(1) any claims or allegations from one or more Persons other than the Purchasers that the making, using, selling, importing or offering for sale of the current, past or, to the Seller Parties' knowledge, proposed future (as reflected in the 2002 Budget), products, services or processes of OpenTV and its Subsidiaries, are covered by, infringe upon or otherwise violate, directly or indirectly, any patents or patent applications referred to in Schedule 8.1(a), and (2) any obligation or any claim for satisfying any obligation of OpenTV or its Subsidiaries to indemnify or hold harmless any Person from any losses, damages, liabilities, deficiencies, obligations, costs or expenses relating to such patents or patent applications referred to in Schedule 8.1(a) (collectively, the "Schedule 8.1(a) Claims"), and (C) any nonperformance or breach of any covenant or agreement of the Seller Parties contained in this Agreement (including the covenants and agreements set forth in Article I) or of the Parent Parties contained in the Undertaking Letters; and"

     (b) Section 8.1(c) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

         "(c) (1) Seller Group Basket Amount- Other than with respect to Losses directly or indirectly resulting from a breach of any Excluded Basket Representation (as defined below) and Purchaser Special Indemnification Claims (as defined below), no indemnification by the Seller Parties under this Section 8.1 in respect of any Schedule 8.1(a) Claim, an inaccuracy in or breach of any representation or warranty in this Agreement or in any certificate delivered pursuant hereto or any breach of the covenants and agreements of the Seller Parties to be performed at or prior to the Closing in Articles II and IV, shall be due and payable unless the aggregate amount of all Losses for which the Purchasers are entitled to indemnification pursuant to this Agreement or pursuant to the Joinder Agreement in the aggregate (such aggregate amount of Losses, together with the fees, costs and expenses described in Section 8.1(a)(ii) of this Agreement or Section 7.1(a)(ii) of the Proposed Joinder Agreement, the "Purchaser Aggregate Losses"), exceeds US $4,000,000 (the "Seller Group Basket Amount"), whereupon the Seller Parties will be obligated (as provided herein) to pay the Purchaser Aggregate Losses included in the Seller Group Basket Amount, but only to the extent that such Purchaser Aggregate Losses exceed the Deductible Amount (as defined below), as well as the amount of any Purchaser Aggregate Losses in excess of the Seller Group Basket Amount.

         (2) Purchaser Special Indemnification Claims- Notwithstanding the foregoing, indemnification by the Seller Parties with respect to the Purchaser Special Indemnification Claims (as defined below) shall, subject to the Deductible Amount, be due and payable on and after such time as the Purchaser Aggregate Losses exceed US $2,250,000.

         (3) Indemnity Cap Amount- No Seller Party shall be obligated to indemnify the Purchasers for Schedule 8.1(a) Claims, inaccuracies in or breaches of the representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement or breaches of the covenants and agreements set forth in Articles II and IV of this Agreement to be performed on or before the Closing Date, in an amount in excess of US $35,000,000 (the "Indemnity Cap Amount").

         (4) Excluded Basket Representations- The limitations set forth in subsection (1) - (3) above shall not be applicable to any breach by any Seller Party of any Excluded Basket Representation.

         (5) Limitation on Section 8.1(a) Claims- No Seller Party will be obligated to indemnify the Purchasers with respect to any Schedule 8.1(a) Claim which arises out of clause (B)(2) of Section 8.1(a)(i) to the extent that such Schedule 8.1(a) Claim results from or arises out of an obligation of OpenTV or any of its Subsidiaries to indemnify or hold harmless any Person pursuant to any Contract entered into after the Closing Date (other than renewals of Contracts after the Closing Date where OpenTV or its Subsidiaries are obligated to renew such Contracts on substantially the same terms as those in existence prior to the renewal) where the terms of such indemnity are not of a type ordinarily entered into by OpenTV or its Subsidiaries and such indemnity arrangements are entered into in bad faith or with an intention to maximize the damages payable by the Seller Parties hereunder.

         (6) Pursuit of Indemnification Claims Against Transferring Parties-
         The Parties acknowledge and agree that the Purchasers shall have the right to proceed against any of the TWI Tag-Along Seller, the AOL Tag-Along Seller or any Seller Party (the TWI Tag-Along Seller, the AOL Tag-Along Seller and the Seller Parties are hereinafter referred to collectively as the "Transferring Parties"), as the Purchasers may determine in their sole discretion, with respect to any claims for indemnification under this Agreement or any Joinder Agreement related to an OpenTV-Related Representation (as defined below) not being true and correct when made or deemed made or any nonperformance or breach of any OpenTV-Related Pre-Closing Covenant (as defined below), subject only to the limitations on liability set forth in this Section 8.1.

         (7) Definition of Purchaser Special Indemnification Claims- The term "Purchaser Special Indemnification Claims" shall mean claims for indemnification by the Purchasers in respect of Losses directly or indirectly resulting from or arising out of: (i) any inaccuracy in or breach of any representation or warranty or breach of any covenant or agreement contained in Article II or IV of this Agreement (including
         Section 2.18 of this Agreement) or Article II of the Joinder Agreement (including Section 2.8 of the Proposed Joinder Agreement (or any corresponding provision in any Joinder Agreement)), in any case relating to Intellectual Property; (ii) claims, investigations, actions, suits or proceedings brought against OpenTV or any of its Subsidiaries, or any of their respective directors or officers, by or on behalf of any stockholder or group of stockholders of OpenTV or any of its Subsidiaries, relating to or based upon, in whole or in part, any inaccuracy in or breach of any OpenTV-Related Representation or any breach of any OpenTV-Related Pre-Closing Covenant; (iii) any inaccuracy in or breach of (w) a Seller Individual Representation (as defined below), other than any inaccuracy in or breach of Sections 2.1, 2.2,
         2.3 and 2.20 of this Agreement, (x) a TWI Individual Representation (as defined in the Proposed Joinder Agreement), (y) an AOL Individual Representation (as defined in the Proposed Joinder Agreement) or (z) a Tag Along Seller Joint Representation (as defined in the Proposed Joinder Agreement); (iv) any inaccuracy in or breach of an OpenTV-Related Representation if the inaccuracy or breach results from or arises out of any matter which provided or provides a benefit to a member of the MIH Group or any of their respective Affiliates or a member of a Tag-Along Seller's Tag-Along Seller Group (as defined in the Proposed Joinder Agreement) or any

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         Affiliate thereof (other than OpenTV or any of its Subsidiaries); (v)
         any breach of any OpenTV-Related Pre-Closing Covenant if the other party to the Contract, arrangement or transaction, or the beneficiary of the action, related to the breach of the OpenTV-Related Pre-Closing Covenant is a member of the MIH Group, a member of a Tag-Along Seller's Tag-Along Seller Group, or any of their respective Affiliates (other than OpenTV or any of its Subsidiaries); or (v) any Schedule 8.1(a) Claims.

         (8) Deductible Amount Defined- The term "Deductible Amount" shall mean U.S. $200,000.

         (9) Seller Individual Representations Defined- The term "Seller Individual Representations" shall mean any representation or warranty made (A) by the Seller Parties or either of them set forth in Sections 2.1, 2.2, 2.3, 2.7(a), 2.7(c) (with respect to any consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity required by or with respect to any member of the MIH Group), 2.7(d) (with respect to any Contract Notice to any party to any Contract applicable to any member of the MIH Group or any of its properties or assets), 2.8(c) (with respect to clause (i) thereof), 2.10 (with respect to Legal Proceedings pending or threatened against and judgments, decrees and orders outstanding against, any member of the MIH Group or their respective Subsidiaries (other than OpenTV or its Subsidiaries) or any of their respective properties, assets, directors, officers or Affiliates (other than OpenTV or its Subsidiaries)), 2.17 (except as it relates to transactions, Contracts and arrangements between OpenTV or any of its Subsidiaries on the one hand, and any executive officer of OpenTV or any of its Subsidiaries, on the other hand), 2.18(b), 2.18(d)(iv) (except as it relates to OpenTV and its Subsidiaries), 2.18(g)(except as it relates to violations of the Intellectual Property rights of Persons other than the Seller Parties), 2.20 and 2.21 of this Agreement, or (B) by the Parent Parties or either of them in the Parent Undertaking Letters.

         (10) OpenTV-Related Pre-Closing Covenants Defined- The term "OpenTV-Related Pre-Closing Covenants" shall mean any covenant or agreement contained in this Agreement requiring the Seller Parties and their Subsidiaries (other than OpenTV and its Subsidiaries) to cause OpenTV and its Subsidiaries to take any action or refrain from taking any action, in each case prior to the Closing Date.

         (11) Excluded Basket Representations Defined - The Term "Excluded Basket Representations" shall mean (i) with respect to the Seller Parties, Sections 2.1, 2.2, 2.3, 2.20 and 4.4 of this

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         Agreement and Section 8.15(b) of the Joinder Agreement, (ii) with respect to TWI Tag-Along Seller, Sections 2.1, 2.2, 2.3, 2.4, 2.9 and
         2.11 of the Joinder Agreement, and (iii) with respect to the AOL Tag-Along Seller, Sections 2.1, 2.2, 2.3, 2.4, 2.9 and 2.11 of the Joinder Agreement.

         (12) OpenTV-Related Representation Defined- The term "OpenTV-Related Representation" shall mean all representations and warranties made by the Seller Parties (or either of them) in this Agreement, other than the Seller Individual Representations."

     1.4 Amendments to Exhibit B.

     (a) The Seller Parties and the Purchasers agree that (i) references to "Liberty Consideration Shares" in Exhibit B to the Stock Purchase Agreement shall be deemed to include the Liberty Tag Consideration Shares (as defined in the Proposed Joinder Agreement (as defined below)) and (ii) references to "MIHL" in Section 1.3(b) of Exhibit B to the Stock Purchase Agreement shall be deemed to be references to the Seller Parties and the Tag-Along Sellers, if any.

     (b) Section 3.1(b)(ii) of Exhibit B to the Stock Purchase Agreement is hereby amended by deleting the definition of "IRR Equity Gain" set forth therein and substituting in its place the following:

         " 'IRR Equity Gain' means the product of (x) the aggregate number of Registered Shares owned by such Seller Party or Tag-Along Seller on the Last Lockup Day and (y) the difference between (I) the Average Market Price as of the Lockup Last Day and (II) the Average Market Price as of the 30th Day, plus interest on such Average Market Price as of the 30th Day at the LIBOR Rate for the period commencing on the 30th Day and ending on the day immediately preceding the Lockup Last Day."

     (c) Section 1.3(a) of Exhibit B to the Stock Purchase Agreement is hereby amended to add the following at the end thereof:

         "; provided, that with respect to certificates representing Liberty Consideration Shares issued to the Tag-Along Sellers, if any, the second paragraph of the foregoing legend shall be deleted and the following substituted in place thereof:

         THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION IN ANY MANNER WHATSOEVER (INCLUDING, WITHOUT LIMITATION, IN ANY TRANSACTION (INCLUDING HEDGING AND OTHER TRANSACTIONS) IN WHICH THE HOLDER OR CERTAIN OF ITS AFFILIATES ASSIGNS OR

         TRANSFERS THE ECONOMIC BENEFIT ASSOCIATED WITH THE SECURITIES REPRESENTED BY THIS CERTIFICATE) OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE STOCK PURCHASE AGREEMENT, DATED AS OF MAY 8, 2002, AS AMENDED, AMONG LIBERTY MEDIA CORPORATION, LDIG OTV, INC., MIH LIMITED AND OTV HOLDINGS LIMITED AND THE JOINDER AGREEMENT, DATED AS OF [__________], 2002, AMONG LIBERTY MEDIA CORPORATION, LDIG OTV, INC., MIH LIMITED, OTV HOLDINGS LIMITED AND THE TAG-ALONG SELLERS. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER."


     (d) In the event that the Tag-Along Sellers enter into and consummate the transactions contemplated by the Joinder Agreement on a date subsequent to the Closing Date, then Exhibit B to the Stock Purchase Agreement shall be amended automatically and without any further action by any Person as provided in this subsection (d):

     (i) (A) "Closing," for purposes of Exhibit B shall mean (x) as to the Seller Parties, the Closing pursuant to the Stock Purchase Agreement and (y) as to any Tag-Along Seller, the date of the Closing under the Joinder Agreement to which it is a party. The term "Same Closing Date Seller" shall mean the Seller Parties and any Tag-Along Seller whose Closing under the applicable Joinder Agreement occurs on the same date as the Closing of the transactions contemplated by the Stock Purchase Agreement. The term "Different Closing Date Seller" means each Tag-Along Seller whose closing under the applicable Joinder Agreement occurs on a date following the Closing under the Stock Purchase Agreement.

         (B) "Closing Date" shall mean (i) as to the Same Closing Date Sellers, August 27, 2002 and (ii) as to each Different Closing Date Seller, the date of the closing under the applicable Joinder Agreement.

         (C) "Liberty Registration Statement" shall mean a registration statement on an appropriate form registering (i) in the case of the Same Closing Date Sellers, the resale by them of their Liberty Consideration Shares and (ii) in the case of each Different Closing Date Seller, the resale by such Different Closing Date Seller of its Liberty Consideration Shares.

     (ii) Liberty's obligations to the Same Closing Date Sellers and each Different Closing Date Seller shall be several, and not joint, and the rights and obligations of the Same Closing Date Sellers under Exhibit B shall be separate and independent from the rights and obligations of each Different Closing Date Seller under Exhibit B, and vice versa. As to Liberty's rights and obligations in respect of any Liberty Consideration Shares, Registered Shares, or Liberty Registration Statement, such rights shall be against and obligations shall be owed solely to the Same Closing Date Sellers or Different Closing Date Sellers whose Liberty Consideration Shares, Registered Shares or Liberty Registration Statement registering such shares are at issue, and all references to "the Seller Parties and the Tag Along Sellers, if any" or "the Seller Parties or the Tag Along Sellers, if any", or words to similar effect, shall be deemed to refer to (x) in the case of the Same Closing Date Sellers, solely to them and (y) each Different Closing Date Seller, solely to them.

Notwithstanding the forgoing, the provisions of Section 2.6 of Exhibit B shall not be deemed amended hereby, and no Tag Along Seller shall have the benefit of the provisions of Section 2.1(vi) of Exhibit B except through joint participation in an underwritten offering with the Seller Parties.



     (iii) For the avoidance of doubt, the Parties agree that in the event a Tag-Along Seller enters into a Joinder Agreement following the Closing all time periods referred to in Exhibit B that reference or commence upon the Closing or Closing Date shall be deemed to have commenced upon the closing under such Joinder Agreement and all such periods shall run independent of those with respect to the Seller Parties.

     1.5 Satisfaction of Obligations; Certain Tag-Along Seller Matters. (a) The Purchasers and the Seller Parties hereby acknowledge their respective beliefs that (i) the draft Joinder Agreement dated August 23, 2002 (including the Tag Parent Undertaking Letter (as defined therein) and the other Exhibits and Schedules thereto) (the "Proposed Joinder Agreement," but substituting this Amendment to the Stock Purchase Agreement for the earlier draft thereof that was attached as Exhibit A thereto), delivered to the TWI Tag-Along Seller and the AOL Tag-Along Seller prior to the date hereof constituted a supplement or amendment to the Stock Purchase Agreement complying with Section 22 of the Investors' Rights Agreement ("Section 22"), (ii) pursuant to the Proposed Joinder Agreement, each of the TWI Tag-Along Seller and the AOL Tag-Along Seller has been offered the opportunity to sell its Maximum Tag-Along Shares in the Tag-Along Sale in accordance with Section 22 on the same economic terms as set forth herein (at a Per Share Price of U.S. $6.05, payable 25% in cash and 75% by the delivery of Liberty Stock valued at the Liberty Stock Price); (iii) the delivery of the Proposed Joinder Agreement and the actions taken prior to the date hereof by the Purchasers and the Seller Parties in connection with the exercise of Tag-Along Rights by the TWI Tag-Along Seller and the AOL Tag-Along Seller constitute full and complete satisfaction of the obligations of the Purchasers and the Seller Parties under Section 5.5 of the Stock Purchase Agreement.

     (b) ***

     (c)***


     (d)***


     (e)***

     (f) Notwithstanding anything herein to the contrary, the Parties agree that the Purchasers' sole obligation or liability in respect of the exercise of Tag-Along Rights by the Investors and/or with respect to *** will be ***. Subject to the other provisions of this Section 1.5, the Seller Parties hereby agree, jointly and severally, to indemnify, defend and hold harmless the Purchasers from and against all Losses directly or indirectly resulting from or arising out of any claims, actions, investigations, suits or proceedings (including any judgements, assessments, fines, interests, penalties, costs and expenses (including settlement costs and reasonable legal, accounting experts' and other fees, costs and expenses) incurred in connection therewith) based on the grounds that the actions taken by the Purchasers as set forth in Section 1.5(a) failed or allegedly failed to comply with Section 22 of the Investors' Rights Agreement and/or Section 5.5 of the Stock Purchase Agreement. ***

     1.6 Supplement to Seller Disclosure Schedules.  In accordance with Section
6.4 of the Stock Purchase Agreement, the Seller Parties have delivered to the Purchasers an amended and restated Seller Disclosure Schedule, dated August 27, 2002, and have provided such additional information related thereto as the Purchasers have requested. A true and complete copy of such amended and restated Seller Disclosure Schedule which has been marked to accurately denote all changes from the Seller Disclosure Schedule dated May 8, 2002 and attached to the Stock Purchase Agreement (as originally executed), is attached hereto as
Schedule 1.6. Upon the Closing, the amended and restated Seller Disclosure Schedule shall be deemed the Seller Disclosure Schedule for purposes of the Stock Purchase Agreement.

     1.7 Definitions. Exhibit A to the Stock Purchase Agreement is hereby amended to include therein all capitalized terms defined herein which are not also defined in the Stock Purchase Agreement. References herein to a section of the Proposed Joinder Agreement shall be deemed to be references to the corresponding provision (to the extent applicable) in any Joinder Agreement entered into by the Purchasers, the Seller Parties and one or both of the Tag-Along Sellers.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES


     The Seller Parties, jointly and severally, hereby represent and warrant to the Purchasers, and the Purchasers, jointly and severally, hereby represent and warrant to the Seller Parties, as follows:

     2.1 Corporate and Other Power; Authorization and Validity of Amendment. Such Party has all requisite corporate and other entity power and authority to enter into this Amendment, to perform its obligations hereunder and to amend the provisions of, and take the other actions referred to herein with respect to, the Stock Purchase Agreement as provided herein. The execution, delivery and performance by such Party of this Amendment, the amendments to and other actions taken with respect to the Stock Purchase Agreement, and the other actions contemplated hereby, have been duly authorized by all necessary corporate and other entity action on the part of such Party. This Amendment has been duly executed and delivered by such Party and is a valid and binding obligation of such Party, enforceable in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies).

     2.2 No Conflicts; Notices.

     (a) The execution and delivery of this Amendment do not, and the amendments to the Stock Purchase Agreement and the other actions and transactions contemplated hereby will not, (i) violate or conflict with any provisions of the Memorandum of Association, Articles of Association, Certificate of Incorporation, Articles of Incorporation, Bylaws or other organizational documents (including partnership agreements and limited liability company operating agreements) of such Party or any Controlling Affiliate of such Party,
(ii) violate or conflict with any Law applicable to such Party, any Controlling Affiliate of such Party or any of their respective Subsidiaries (such Party, the Controlling Affiliates of such Party and their respective Subsidiaries, collectively, "such Party's Group"), or any of the properties or assets of any of the foregoing, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of any member of such Party's Group pursuant to, or require any Contract Consent of any party to, any Contract applicable to any member of such Party's Group or any of the properties or assets of any of the foregoing, other than, in the case of clauses (ii) and
(iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the ability of such Party to perform its obligations under, and consummate the transactions contemplated by, this Amendment (a "Party Material Adverse Effect").

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any member of such Party's Group in connection with the execution and delivery of this Amendment by such Party or the amendments to the Stock Purchase Agreement and other actions and transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to cause a Party Material Adverse Effect.

     (c) None of the members of such Party's Group is or will be required to give any Contract Notice to any party to any Contract applicable to such member or any of its properties or assets in connection with the execution and delivery of this Amendment or the amendments to the Stock Purchase Agreement and other actions and transactions contemplated hereby, except for such notices the failure of which to be made, individually or in the aggregate, is not reasonably likely to cause a Party Material Adverse Effect.

                                  ARTICLE III

                               GENERAL PROVISIONS


     3.1 Amendment. The Purchasers and the Seller Parties hereby agree that the Stock Purchase Agreement is hereby amended as provided herein with the same force and effect as if the provisions of this Amendment were set forth in full in the Stock Purchase Agreement. Except as amended hereby, the terms and provisions of the Stock Purchase Agreement are ratified, confirmed and adopted, shall remain unaffected by the provisions of this Amendment, and shall continue in full force and effect. Unless specified to the contrary, after the date hereof any reference to the Stock Purchase Agreement in this Amendment or in the Stock Purchase Agreement shall mean the Stock Purchase Agreement (including the Exhibits and Schedules thereto) as amended hereby. The Purchasers and the Seller Parties agree that the provisions of Section 9.13 of the Stock Purchase Agreement are hereby incorporated by reference and made a part hereof as if restated herein in its entirety.

     3.2 Survival. The representations and warranties of the Purchasers and the Seller Parties contained herein shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations applicable to claims that may be asserted in respect of the matters covered thereby or related thereto. The covenants and agreements made by each Party in this Amendment will survive the Closing without limitation unless otherwise contemplated by their terms. Any representation, warranty, covenant or agreement herein that is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable survival period provided therefor herein shall survive with respect to such claim or dispute until the final resolution thereof.

     3.3 Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto, it being understood that all Parties hereto need not sign the same counterpart.

     3.4 No Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     3.5 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflicts of law thereof).

     3.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                                LIBERTY MEDIA CORPORATION

                                                By: /s/  Elizabeth M. Markowski
                                                   ----------------------------
                                                   Name:  Elizabeth M. Markowski
                                                   Title:  Senior Vice President



                                               LDIG OTV, INC.

                                               By: /s/  Elizabeth M. Markowski
                                                   ---------------------------
                                                   Name:  Elizabeth M. Markowski
                                                   Title:  Senior Vice President


                                                MIH LIMITED

                                                By: /s/  Allan Rosenzweig
                                                    ---------------------
                                                    Name:  Allan Rosenzweig
                                                    Title:  Director



                                                OTV HOLDINGS LIMITED

                                                By: /s/  Allan Rosenzweig
                                                    ---------------------
                                                    Name:  Allan Rosenzweig
                                                    Title:  Director